Exhibit 4.5

JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of May 31, 2007 (this “Joinder Agreement”), is among Universal Hospital Services, Inc. (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC.

Reference is hereby made to the Registration Rights Agreement, dated May 31, 2007 among UHS Merger Sub, Inc. (the “Issuer”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bear, Stearns & Co. Inc. and Wachovia Capital Markets, LLC (the “Registration Rights Agreement”). Terms used and not otherwise defined herein shall have the meanings given to them in the Registration Rights Agreement.

The Company hereby unconditionally and irrevocably expressly assumes and confirms, and agrees to perform and observe, each and any of the covenants, agreements, terms, conditions, obligations, appointments, duties, promises and liabilities of “the Issuer” under the Registration Rights Agreement as if the Company were an original signatory to the Registration Rights Agreement as of the date thereof.

The undersigned hereby agrees to promptly execute and deliver any and all further documents and take such further action as any other undersigned party may reasonably require to effect the purpose of this Joinder Agreement.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature page follows]

Dated: May 31, 2007

UNIVERSAL HOSPITAL SERVICES, INC.

	By:	/s/ Rex T. Clevenger
Name: Rex T. Clevenger
Title: Executive Vice President and
Chief Financial Officer

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BEAR, STEARNS & CO. INC.
WACHOVIA CAPITAL MARKETS, LLC
Acting on behalf of themselves
and as the Representatives
of the Initial Purchasers

	By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

	By:	/s/ Sarang Gadkari
Name: Sarang Gadkari
Title: Managing Director